Exhibit 99.1

** NEWS RELEASE **

HOT TOPIC, INC. REPORTS 4TH QUARTER AND FISCAL YEAR 2005 EARNINGS

4th quarter EPS of $0.23 per diluted share

Reduces number of planned store openings

CITY of INDUSTRY, CA, March 15, 2006 — Hot Topic, Inc. (Nasdaq National Market: HOTT), reported net income for the quarter ended January 28, 2006 of $10.6 million or $0.23 per diluted share, compared to $17.4 million or $0.38 per diluted share for the same period last fiscal year.

As previously reported, net sales for the fourth quarter increased 9% to $230.4 million from $211.3 million for the fourth quarter of fiscal 2004. Comparable store sales decreased 3.8% for the quarter compared to a decrease of 6.0% in the fourth quarter of fiscal 2004.

Fourth quarter results include an asset impairment charge of $1.6 million, or $0.02 per diluted share, in selling, general and administrative expenses in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. In addition, the company recognized gift card breakage income of $3.1 million, or $0.04 per diluted share, reported in other income. Gift card breakage is income recognized due to the non-redemption of a portion of gift cards sold by the company for which a liability was recorded in prior periods.

At the end of the quarter, the company operated 663 Hot Topic stores and 120 Torrid stores compared to 592 Hot Topic stores and 76 Torrid stores at the end of the fourth quarter of fiscal 2004. During fiscal 2005, the company opened a total of 71 Hot Topic stores and 46 Torrid stores. The company closed two Torrid stores during fiscal 2005.

The company also announced that it has reduced the number of new stores it plans to open during fiscal 2006 (53 weeks ending February 3, 2007). The company now expects to open approximately 50 stores during the year. This includes an estimated 40 new Hot Topic stores, 20 less than previously announced, and an estimated 10 new Torrid stores, 15 less than previously announced.

A conference call to discuss 2005 fourth quarter and fiscal year results, business trends, guidance and other matters is scheduled for today at 4:30 PM (ET). The conference call number is 866-543-6411, pass code “Hot Topic”, and will be accessible to all interested parties. It will also be webcast at www.companyboardroom.com. A replay will be available at 888-286-8010, pass code 83247896, for approximately two weeks.

Hot Topic, Inc. is a national mall-based specialty retailer. Hot Topic offers apparel, accessories and gifts to young men and women principally between the ages of 12 and 22. Torrid, the company’s second concept, provides plus-size fashion-forward apparel and accessories that target young women principally between the ages of 15 and 29. As of February 25, 2006 the company operated 662 Hot Topic stores in all 50 states and Puerto Rico, 120 Torrid stores, and Internet stores www.hottopic.com and www.torrid.com.

In addition to historical information, this news release and the aforementioned conference call contain forward-looking statements, which include statements relating to financial results, guidance, projections and other financial performance, managing growth, and litigation matters and contingent liabilities. These statements involve risks and uncertainties, including risks and uncertainties associated with meeting expected financial results, management of growth, relationships with mall developers and operators, the risk that available cash or mall space will not be adequate for planned expansion, fluctuations in sales and comparable store sales results, risks and uncertainties with respect to new store openings including risks associated with the company’s new store concepts and Internet stores, music and fashion trends, competition from other retailers, uncertainties generally associated with specialty retailing, the effect of economic conditions, the effect of severe weather or natural disasters, political and/or social changes or events that could negatively impact shopping patterns and/or mall traffic, litigation proceedings and contingent liabilities, as well as other risks detailed in the company’s SEC reports including its Quarterly Reports on Form 10-Q and its Annual Report on Form 10-K for the year ended January 29, 2005. Historical results achieved are not necessarily indicative of the future prospects of the company, and actual results or circumstances could differ materially from the forward-looking statements.

Contact:

Hot Topic, Inc., City of Industry, CA

Mr. Jim McGinty, CFO 626-839-4681 x2675

Ms.	Megan Hall, Manager of I.R. 626-839-4681 x2173

HOT TOPIC, INC.

SUMMARY STATEMENTS OF INCOME

(Unaudited)

	Fourth Quarters Ended
	Jan. 28, 2006	Jan. 29, 2005
(In thousands, except per share amounts)
Net sales	$230,399	$211,254
Cost of goods sold, including buying, distribution and occupancy costs	156,469	132,873
Gross margin	73,930	78,381
Selling, general and administrative expenses	60,052	50,331
Operating income	13,878	28,050
Other income / expense	2,945	—
Interest income-net	213	175
Income before income taxes	17,036	28,225
Provision for income taxes	6,440	10,805
Net income	$10,596	$17,420
Earnings per share
Basic	$0.24	$0.39
Diluted	$0.23	$0.38
Weighted average shares outstanding
Basic	44,762	44,944
Diluted	45,350	46,127

	Fiscal Years Ended
	Jan. 28, 2006	Jan. 29, 2005
(In thousands, except per share amounts)
Net sales	$725,142	$656,468
Cost of goods sold, including buying, distribution and occupancy costs	488,948	422,712
Gross margin	236,194	233,756
Selling, general and administrative expenses	203,995	170,384
Operating income	32,199	63,372
Other income / expense	2,945	—
Interest income-net	1,054	919
Income before income taxes	36,198	64,291
Provision for income taxes	13,779	24,618
Net income	22,419	$39,673
Earnings per share
Basic	$0.50	$0.86
Diluted	$0.49	$0.83
Weighted average shares outstanding
Basic	44,924	46,379
Diluted	45,877	47,875

HOT TOPIC, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	Jan. 28, 2006	Jan. 29, 2005
Current Assets:
Cash, cash equivalents and short-term investments	$37,674	$66,339
Inventory	71,160	60,481
Prepaid expenses and other	16,781	12,390
Deferred tax assets	2,487	2,541
Total current assets	128,102	141,751
Property and equipment – net	171,089	136,401
Deposits and other	244	243
Total assets	$299,435	$278,395
Current Liabilities:
Accounts payable	$18,122	$17,874
Accrued liabilities	33,569	27,769
Income taxes payable	5,788	8,887
Total current liabilities	57,479	54,530
Deferred rent	39,941	30,227
Deferred tax liability	954	6,076
Total liabilities	98,374	90,833
Shareholders’ equity	201,061	187,562
Total liabilities and shareholders’ equity	$299,435	$278,395

HOT TOPIC, INC.

OTHER DATA

(Dollars in thousands)

(Unaudited)

	Fiscal Years Ended
	Jan. 28, 2006	Jan. 29, 2005
Depreciation and amortization	$32,800	$24,635
Capital expenditures	$69,419	$57,853
Number of stores open at end of period:
Hot Topic	663	592
Torrid	120	76
Total store square footage	1,452,700	1,214,400